Exhibit 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

	JUNE 30	DEC 31
	2006	2005
	($000 omitted)
Investments, at market, partially restricted:
Short-term investments	147,324	206,717
Municipal bonds	219,031	211,895
Corporate and utility bonds	139,775	161,002
Foreign bonds	105,370	95,093
U.S. Government bonds	48,020	40,601
Equity securities	31,661	26,405
Mortgage-backed securities	273	281

	691,454	741,994

The totals above are the sum of three separate line items on the condensed consolidated balance sheets contained herein as:

	JUNE 30	DEC 31
	2006	2005
	($000 omitted)
Short-term investments	147,324	206,717
Investments – statutory reserve funds	459,072	449,475
Investments – other	85,058	85,802

	691,454	741,994